Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, April 30, 2015	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED MARCH 31, 2015

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the quarter ended March 31, 2015.

The Company historically reports a loss in the first quarter due to the seasonality of our motorsports business. No major events were promoted during the first quarter of 2015 or 2014; therefore, our revenues were minimal.

Operating and marketing expenses of $1,109,000 in the first quarter of 2015 increased slightly from $1,035,000 in the first quarter of 2014 primarily due to increased employee costs from the increase in the number of events hosted on our property.

General and administrative expenses of $1,940,000 in the first quarter of 2015 increased slightly from $1,860,000 in the first quarter of 2014 primarily due to professional fees and pension related costs.

Loss on disposal of long-lived assets represents the costs to remove certain grandstand structures in the first quarter of 2015.

Depreciation expense increased to $1,545,000 in the first quarter of 2015 compared to $825,000 in the first quarter of 2014. The increase is due to our first quarter 2015 decision to remove additional grandstand seats and structures after our 2015 race season. We changed the estimated useful lives of the impacted assets resulting in a $729,000 increase in our first quarter 2015 depreciation expense.

Income from assets held for sale of $427,000 represents payments made by Nexovation in 2015 to extend the closing date under our agreement to sell our Nashville facility. The payments received are non-refundable and will not be applied against the purchase price.

Net interest expense was $147,000 in the first quarter of 2015 compared to $165,000 in the first quarter of 2014. The decrease is primarily due to lower average outstanding borrowings.

Loss before income tax benefit was $4,366,000 for the first quarter of 2015 compared to $3,621,000 for the first quarter of 2014. The results for 2015 include the $729,000 of accelerated depreciation, the $40,000 loss on disposal of long-lived assets and the $427,000 income from assets held for sale. On an adjusted basis, excluding these items, loss before income tax benefit for the first quarter of 2015 was $4,024,000.

The effective income tax rate was a benefit of 40.4% for the first quarter of 2015 compared to a benefit of 41.5% for the first quarter of 2014.

Net loss for the first quarter of 2015 was $2,604,000 or $.07 per diluted share compared with a loss of $2,118,000 or $.06 per diluted share in the first quarter of 2014. Net loss, adjusted for the aforementioned items, was $2,425,000 or $.07 per diluted share for the first quarter of 2015.

At March 31, 2015, the Company’s total indebtedness was $11,780,000 compared with $15,540,000 at March 31, 2014.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Event-related	10	$173
Other	—	10

	10	183

Expenses:
Operating and marketing	1,109	1,035
General and administrative	1,940	1,860
Loss on disposal of long-lived assets	40	—
Depreciation	1,545	825

	4,634	3,720

Income from assets held for sale	427	—

Operating loss	(4,197)	(3,537)

Interest expense, net	(147)	(165)
(Provision) benefit for contingent obligation	(23)	78
Other income	1	3

Loss before income taxes	(4,366)	(3,621)

Income tax benefit	1,762	1,503

Net loss	$(2,604)	$(2,118)

Net loss per common share:
Basic	$(0.07)	$(0.06)

Diluted	$(0.07)	$(0.06)

Weighted average shares outstanding:
Basic	36,153	36,049
Diluted	36,153	36,049

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP LOSS BEFORE INCOME TAXES TO ADJUSTED LOSS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,

	2015	2014

GAAP loss before income taxes	$(4,366)	$(3,621)

Accelerated depreciation (1)	729	—

Income from assets held for sale (2)	(427)	—

Loss on disposal of long-lived assets (3)	40	—

Adjusted loss before income taxes	$(4,024)	$(3,621)

GAAP net loss	$(2,604)	$(2,118)

Accelerated depreciation, net of income taxes (1)	433	—

Income from assets held for sale, net of income taxes (2)	(278)

Loss on disposal of long-lived assets, net of income taxes (3)	24	—

Adjusted net loss	$(2,425)	$(2,118)

GAAP net loss per common share - diluted	$(0.07)	$(0.06)

Accelerated depreciation, net of income taxes (1)	0.01	—

Income from assets held for sale, net of income taxes (2)	(0.01)	—

Loss on disposal of long-lived assets, net of income taxes (3)	—	—

Adjusted net loss per common share - diluted	$(0.07)	$(0.06)

(1)	During the first quarter of 2015, we made the decision to remove certain grandstand seating at our Dover International Speedway facility. These assets will remain in service until the end of the 2015 race season. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation being recorded in the first quarter of 2015.
(2)	On May 29, 2014, we entered into a definitive agreement to sell our Nashville Superspeedway facility. In the first quarter of 2015, we received two payments of $200,000 each to extend closing under the agreement, which amounts will not be applied against the purchase price. We also received an additional $400,000 to further extend closing under the agreement, and depending on when closing occurs, a prorated portion of this amount will be applied against the purchase price.
(3)	Loss on disposal of long-lived assets is attributable to the decision to remove and dispose of certain grandstand seating at our Dover International Speedway facility.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted loss before income taxes, adjusted net loss and adjusted net loss per common share - diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned accelerated depreciation, income from assets held for sale and loss on disposal of long-lived assets. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to loss before income taxes, net loss or net loss per common share - diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31, 2015	March 31, 2014	December 31, 2014

ASSETS
Current assets:
Cash	$114	$297	$24
Accounts receivable	1,699	1,340	139
Inventories	71	114	70
Prepaid expenses and other	1,715	1,119	1,042
Prepaid income taxes	170	22	170
Deferred income taxes	1,606	1,453	79
Assets held for sale	26,000	—	26,000

Total current assets	31,375	4,345	27,524

Property and equipment, net	56,757	84,882	58,236
Other assets	928	933	925
Deferred income taxes	569	309	580

Total assets	$89,629	$90,469	$87,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$322	$10	$889
Accrued liabilities	4,342	1,981	4,944
Payable to Dover Downs Gaming & Entertainment, Inc.	11	—	22
Deferred revenue	6,721	6,695	1,348

Total current liabilities	11,396	8,686	7,203

Revolving line of credit	11,780	15,540	10,760
Liability for pension benefits	4,145	1,439	4,231
Provision for contingent obligation	1,836	1,765	1,813
Deferred income taxes	14,887	16,778	15,163

Total liabilities	44,044	44,208	39,170

Stockholders’ equity:
Common stock	1,822	1,812	1,812
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,562	101,336	101,508
Accumulated deficit	(56,353)	(57,181)	(53,749)
Accumulated other comprehensive loss	(3,297)	(1,557)	(3,327)

Total stockholders’ equity	45,585	46,261	48,095

Total liabilities and stockholders’ equity	$89,629	$90,469	$87,265

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,

	2015	2014

Operating activities:
Net loss	$(2,604)	$(2,118)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,545	825
Amortization of credit facility fees	24	24
Stock-based compensation	136	106
Deferred income taxes	(1,762)	(1,503)
Provision (benefit) for contingent obligation	23	(78)
Income from assets held for sale	(427)	—
Changes in assets and liabilities:
Accounts receivable	(1,560)	(1,312)
Inventories	(1)	—
Prepaid expenses and other	(681)	(94)
Accounts payable	120	(15)
Accrued liabilities	(975)	(906)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	(11)	4
Deferred revenue	5,373	4,952
Liability for pension benefits	(55)	(67)

Net cash used in operating activities	(855)	(182)

Investing activities:
Capital expenditures	(753)	(116)
Purchases of available-for-sale securities	(6)	—
Proceeds from sale of available-for-sale securities	5	—
Non-refundable payments received related to assets held for sale	800	—

Net cash provided by (used in) investing activities	46	(116)

Financing activities:
Borrowings from revolving line of credit	3,580	2,620
Repayments on revolving line of credit	(2,560)	(1,900)
Repurchase of common stock	(121)	(129)

Net cash provided by financing activities	899	591

Net increase in cash	90	293
Cash, beginning of period	24	4

Cash, end of period	$114	$297